FOR IMMEDIATE RELEASE

GUILFORD PHARMACEUTICALS IMPLEMENTS STRATEGIC REORGANIZATION TO ALIGN RESOURCES WITH
CORPORATE STRATEGY

BALTIMORE, MD, May 24, 2005 — Guilford Pharmaceuticals Inc. (NASDAQ:GLFD) today announced that it has implemented a restructuring plan that it expects will reduce overall costs and realign its resources to optimally focus on the Company’s key assets, GLIADEL® Wafer and AQUAVAN® Injection.

Dean J. Mitchell, President and Chief Executive Officer, remarked “We recently established a new strategy with the goal of transforming Guilford into a focused, market-driven pharmaceutical company positioned to deliver improved shareholder value. As part of this process we selected the key assets on which our future success would be based. Our next step was to align Guilford’s organizational structure with the new strategy to ensure we are optimally resourced to achieve our corporate objectives.”

“Under the restructuring plan announced today we have implemented several actions to improve efficiencies and reduce expenses, while enhancing the focus on our key products, GLIADEL® and AQUAVAN®,” continued Mr. Mitchell. “First, we have realigned our sales territories to provide increased sales and marketing focus on GLIADEL®, while supporting AGGRASTAT® through the transition process. Second, we have implemented organizational changes, including consolidating our regulatory affairs group into the clinical development organization to better support clinical development activities for AQUAVAN®.”

“Finally, we have also taken additional measures to streamline our workforce to conserve our financial resources and ensure the alignment of our personnel with our operational needs,” said Mr. Mitchell. “Since December 2004, we have reduced our workforce from 300 to 238 positions. Several of these positions have been eliminated through attrition, while an additional 38 positions have been eliminated today as part of the restructuring plan. While I regret the necessity for such decisions, I firmly believe that the new organization will ensure Guilford is better aligned to achieve its corporate objectives and build shareholder value as we continue to make progress against our new strategy and deliver results.”

As a result of the restructuring plan, the Company currently estimates that it will incur charges of approximately $1.3 million related to severance and outplacement costs. The Company currently expects that these restructuring expenses will be paid over the next nine months. By realigning its personnel, the Company expects to achieve an annualized expense reduction of approximately $6 million.

About Guilford

Guilford Pharmaceuticals Inc. is a pharmaceutical company engaged in the research, development and commercialization of proprietary drugs that target the hospital and neurology markets. Presently, Guilford markets two commercial products, GLIADEL® Wafer (polifeprosan 20 with carmustine implant), for the treatment of brain cancer, and AGGRASTAT® Injection (tirofiban hydrochloride), a glycoprotein GP IIb/IIIa receptor antagonist for the treatment of acute coronary syndrome (ACS). Guilford’s product pipeline includes a novel anesthetic, AQUAVAN® Injection, and drugs for treating Parkinson’s disease and peripheral nerve injury. For additional prescribing information about GLIADEL® and AGGRASTAT® please see http://www.guilfordpharm.com, under Products / Marketed Products.

Contact:	Stacey Jurchison 410 274-5266 jurchisons@guilfordpharm.com

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This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 9, 2005 that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that the Company will be successful in its efforts to license, partner or divest AGGRASTAT® Injection.